United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2011

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2011, iSECUREtrac Corp. (the “Company”) received written notice from four of its directors, Robert Korba, Joseph Ethridge, Derek Claybrook and Darron Ash, that they had resigned as directors of the Company effective as of that date.  The notices of resignation did not offer any explanation for the resignations of Messrs. Korba, Ethridge, Claybrook or Ash.  Neither the executive officers nor the remaining directors of the Company have any information to cause them to believe the resignations were a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Messrs. Korba, Ethridge, Claybrook and Ash were the four directors appointed by Mykonos 6420 LP (“Mykonos”), pursuant to its right as the sole holder of the Company’s Series C 8% Cumulative Compounding Exchangeable Preferred Stock to appoint a majority of the Company’s directors.  Mykonos nominated and elected each of Messrs. Korba, Ethridge, Claybrook and Ash to the Company’s Board of Directors at the Company’s 2011 Annual Meeting of Shareholders held on May 4, 2011.  As separately reported by the Company, on June 30, 2011, it filed a Certificate of Designation with the Delaware Secretary of State creating a new class of preferred stock designated as Series D 8% Cumulative Compounding Exchangeable Preferred Stock (“Series D Preferred”) and issued 1,331,814 shares of the new Series D Preferred to Crestpark LP, Inc., an affiliate of Mykonos, in order to convert approximately $14.1 million of outstanding debt owed by the Company to Crestpark, and accrued interest, into equity.  As the holder of the Series D Preferred shares, Crestpark now shares with Mykonos the right to appoint four of the seven directors of the Company and Mykonos and Crestpark have the exclusive right to appoint successors to any director appointed by them who resigns or is removed from the Board of Directors.  The Company has been notified by Mykonos and Crestpark that neither of them have any current intention to exercise their right to appoint Company directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

July 6, 2011